PROMISSORY NOTE MODIFICATION- TWS Pharma LLC

The Promissory Note ("Note") referenced below:

PROMISSORY NOTE

Loan Amount: $1,250,000.00

FOR VALUE RECEIVED, Can B̅ Corp., a Florida corporation ("Payor"), promises to pay to TWS Pharma, LLC, a Wisconsin limited liability company, ("Payee"), the principal sum of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (this amount is called "Principal"), together with interest on the unpaid Principal balance and accumulated interest at the rate of six percent (6%) simple interest per annum, for a term of twelve (12) months, to be paid on or before the date twelve months from Closing (the "Maturity Date").

Relating to the Equipment Acquisition Agreement referenced below:

EQUIPMENT ACQUISITION AGREEMENT

This Equipment Acquisition Agreement (the "Agreement") made as of the 12th day of August, 2021 by and between, Can B̅ Corp., a Florida corporation ("CANB"), CO Botanicals LLC, a Nevada limited liability company and wholly owned subsidiary of CANB ("Buyer"), and TWS Pharma, LLC, a Wisconsin limited liability company, and L7 TWS Pharma, LLC a Wisconsin limited liability company (each a "Seller" and collectively as, "Sellers").

Is hereby modified as follows effective February 2, 2023:

A- The Maturity Date shall be extended to the earlier of:
   a. 9-1-2023, or
   b. The Can B Corp. completes its NASDAQ uplisting and concurrent funding round from which this note including all fees, interest, penalties, and additional equipment purchases will be paid in full.

The Payor-Can B Corp.

DocuSigned by:
Marco Alfonsi
832AFB83DBBB4D3...
Marco Alfonsi, CEO

The Payee- TWS Pharma LLC

DocuSigned by: Adam DeCleene 5B1DE6FE056E4A4...	Adam DeCleene	Accountant
Signed	Name	Title